Exhibit 99.1

BrainStorm Names Dr. June S. Almenoff and Arturo O. Araya to its Board of Directors as Company Prepares for Clinical and Commercial Success

HACKENSACK, N.J. and PETACH TIKVAH, Israel, Feb. 27, 2017 /PRNewswire/ -- BrainStorm Cell Therapeutics Inc. (NASDAQ: BCLI), a leading developer of adult stem cell technologies for neurodegenerative diseases, announced today the appointments of June S. Almenoff, M.D., Ph.D., FACP, and Arturo O. Araya, M.A., M.B.A. to its Board of Directors.

“Dr. Almenoff and Mr. Araya are talented and successful pharmaceutical executives whose appointments come at an exciting time for our company,” said Chaim Lebovits, President and CEO of BrainStorm Cell Therapeutics. “Their experience as industry leaders, their expertise in disease management and their guidance as members of our board will be invaluable as we prepare to launch a Phase 3 clinical study of NurOwn® adult stem cells for the treatment of amyotrophic lateral sclerosis (ALS).”

Dr. June Almenoff is an accomplished executive with 20 years of experience in the pharmaceutical industry. She recently served as President and CMO of Furiex Pharmaceuticals, which was acquired by Actavis plc (now Allergan) for ~$1.2B. Furiex developed eluxadoline (VIBERZI®), which was recently approved in both the US and EU. Prior to joining Furiex, Dr. Almenoff was at GlaxoSmithKline (GSK) for 12 years, where she held various positions of increasing responsibility.   She was a Vice-President in the Clinical Safety organization, chaired a PhRMA-FDA working group and worked in the area of scientific licensing. Dr. Almenoff also led the development of pioneering systems for minimizing risk in drug development, which have been widely adapted by industry and regulators.

Dr. Almenoff is currently an independent biopharma consultant and Board Director. She is Executive Chair of RDD Pharma and a Director of Tigenix NV (Nasdaq: TIG), and Ohr Pharmaceutical (Nasdaq: OHRP). She serves on the advisory boards of several private companies and the investment advisory board of the Harrington Discovery Institute.

Dr. Almenoff graduated from the M.D. Ph.D. program at the Icahn School of Medicine at Mount Sinai. She completed her medical training at Stanford University Medical Center and served on the faculty of Duke University School of Medicine.

“I’m delighted to be joining the Board of Brainstorm,” said Dr. Almenoff. “The Company’s innovative work shows promise toward helping ALS patients with this devastating disease.”

Arturo Araya, M.A., M.B.A, was formerly the Vice President and Head of Global Commercial for Novartis’ Cell and Gene Therapies Unit, where he led a cross-functional team to globally commercialize a portfolio of cell and gene therapies. In his prior role as Global Brand Leader for CTL019, a CAR-T therapy, he was responsible for developing early launch plans, including worldwide and multiple indication forecasts and resource modeling. He has lead the Oncology Unit for Novartis in seven countries.  Prior to his tenure at Novartis, Mr. Araya was with Bristol-Myers Squibb Company, most recently as Associate Director of Marketing Intelligence, Business Development & Licensing.  He earned an M.B.A. from the University of Michigan, and an M.A. and B.S. in Engineering from the University of Connecticut.

“It is an honor to be part of the Board of Brainstorm,” said Mr. Araya. “The technology being developed at the Company has the potential to help ALS patients in great need of new treatment options.”

About BrainStorm Cell Therapeutics Inc.
BrainStorm Cell Therapeutics Inc. is a biotechnology company engaged in the development of first-of-its-kind adult stem cell therapies derived from autologous bone marrow cells for the treatment of neurodegenerative diseases. The Company holds the rights to develop and commercialize its NurOwn technology through an exclusive, worldwide licensing agreement with Ramot, the technology transfer company of Tel Aviv University.  NurOwn has been administered to approximately 75 patients with ALS in clinical trials conducted in the United States and Israel. In a randomized, double-blind, placebo-controlled clinical trial conducted in the U. S., a clinically meaningful benefit was demonstrated by higher response to NurOwn compared with placebo. For more information, visit the company’s website at www.brainstorm-cell.com.

Safe-Harbor Statement
Statements in this announcement other than historical data and information constitute “forward-looking statements” and involve risks and uncertainties that could cause BrainStorm Cell Therapeutics Inc.’s actual results to differ materially from those stated or implied by such forward-looking statements. Terms and phrases such as “may”, “should”, “would”, “could”, “will”, “expect”, “likely”, “believe”, “plan”, “estimate”, “predict”, “potential”, and similar terms and phrases are intended to identify these forward-looking statements. The potential risks and uncertainties include, without limitation, risks associated with BrainStorm’s limited operating history, history of losses; minimal working capital, dependence on its license to Ramot’s technology; ability to adequately protect the technology; dependence on key executives and on its scientific consultants; ability to obtain required regulatory approvals; and other factors detailed in BrainStorm’s annual report on Form 10-K and quarterly reports on Form 10-Q available at http://www.sec.gov. These factors should be considered carefully, and readers should not place undue reliance on BrainStorm’s forward-looking statements. The forward-looking statements contained in this press release are based on the beliefs, expectations and opinions of management as of the date of this press release. We do not assume any obligation to update forward-looking statements to reflect actual results or assumptions if circumstances or management’s beliefs, expectations or opinions should change, unless otherwise required by law. Although we believe that the expectations reflected in the forward-looking statements are reasonable, we cannot guarantee future results, levels of activity, performance or achievements.

VIBERZI®  is a registered trademarks of Allergan Holdings Unlimited Company.

CONTACTS

Media:
Uri Yablonka
Chief Operating Officer
Brainstorm Cell Therapeutics Inc.
Phone: (646) 666-3188
uri@brainstorm-cell.com

Investors:
Michael Rice
LifeSci Advisors, LLC
Phone: 646-597-6979
mrice@lifesciadvisors.com